Exhibit 21.1
Subsidiaries

NAME OF SUBSIDIARY JURISDICTION OF FORMATION
Marlin Leasing Corporation Delaware
AssuranceOne, Ltd.

Bermuda
Marlin Business Bank Utah
Marlin Capital Conduit, LLC Delaware
Marlin Receivables 2018-1 LLC Delaware
Admiral Financial Corp. New Jersey